EXHIBIT 11

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

                   Computation of Primary Earnings Per Share
                    (In thousands, except per share amounts)





                                                             Three Months Ended                  Nine Months Ended
                                                               September 30,                       September 30,
                                                      ------------------------------      ---------------------------
                                                          1997               1996             1997               1996
                                                      ------------       -----------      ------------       --------

Weighted Average Common Shares:
     Average Common Shares
      Outstanding                                            55,114           53,300             54,751            53,300
    Average Restricted Stock Units Outstanding                3,283            5,140              3,633             5,160

    Average Common Shares Issuable Under Employee
      Benefit Plans                                           6,395            1,171              5,078             1,303

    Average Common Shares Issuable Under
      Conversion of Convertible Debt                            422                -                142                 -
                                                        -----------       -----------       -----------       ------------

Weighted Average Common Shares Outstanding                   65,214           59,611             63,604            59,763
                                                        ===========       ==========        ===========       ===========

Earnings:
     Net Income                                           $ 120,300        $  56,100          $ 306,900         $ 218,200
     Less:  Preferred Stock Dividend
      Requirement                                             2,970            4,967              9,174            14,901
                                                        -----------       ----------        -----------       -----------

Earnings Applicable to Common Shares                      $ 117,330        $  51,133          $ 297,726         $ 203,299
                                                          =========        =========          =========         =========


Primary Earnings Per Common Share                         $    1.80        $    0.86          $    4.68         $    3.40
                                                          =========        =========          =========         =========

                                     26